Exhibit 99.1
                                                              ------------


At TASA:                                  At The Investor Relations Company:
Andrew L. Simon, President & CEO          Mike Arneth or Brien Gately
845-277-8100                              847-296-4200
asimon@tasa.com                           marneth@tirc.com or bgately@tirc.com


FOR IMMEDIATE RELEASE

               TASA ACQUIRES ASSESSMENT & EVALUATION CONCEPTS INC.

       *     Brings Additional Talent and Reputation to TASA Core Business
       *     Complements TASA's Custom-Testing and Assessment Business
       *     Provides Additional Opportunities for Growth
       *     Broadens TASA's Competitive Edge in the Educational Marketplace

BREWSTER, N.Y., January 18, 2005-Touchstone Applied Science Associates, Inc. (OTCBB: TASA), today announced the acquisition of Assessment & Evaluation Concepts (AEC) Inc., effective 1/1/05. This strategic move broadens TASA's growing capabilities in the educational assessment field.

"This acquisition closely follows TASA's strategic plan, which was recently redefined to focus on core business," said Andrew L. Simon, President and CEO of TASA.

"AEC's principals, Pat DeVito, Ph.D., AEC President, and Dick Zusman, Ed.D., AEC CEO, have outstanding reputations in the assessment and program evaluation area and complement BETA, TASA's very strong subsidiary in this marketplace," Simon added. BETA President Mike Beck noted, "I have known Pat and Dick for almost 30 years. Their areas of expertise strengthen our organization's overall ability to meet the needs of clients at both the state and federal levels. I believe TASA's and BETA's infrastructure will allow AEC to compete favorably for a number of potential assignments."

Simon pointed out the similarities to the acquisition of BETA in 1997, which greatly strengthened TASA's overall business status. "When I look at AEC," Simon said, "I see an organization that is essentially the same size that BETA was when TASA acquired it. Our belief is that, like BETA, AEC will also make a significant contribution to our revenue stream." AEC will report its revenues under 'custom testing services' in the consolidated TASA financials."

Mike Beck agreed that the acquisition holds solid potential. "We believe that Pat and Dick add strength to our ability to understand state and individual district needs. Pat DeVito served as Assessment Director in Rhode Island and as Director of the Board on Testing and Assessment for the National Academies' National Research Council. Dick Zusman served as Curriculum Coordinator for the Norton (Massachusetts) School District. We look forward to assimilating their company into TASA's mainstream business," Beck declared.

Further details of the transaction will be available in the company's 8-K filing.

TASA, based in Brewster, N.Y., designs, develops, calibrates, publishes, markets and sells educational assessment tests primarily to elementary and secondary schools throughout the United States. TASA also provides scanning, scoring, and reporting services for all of its tests to states, schools and districts as well as to third parties. Through its custom assessment unit, the company provides consulting services, including test design and development, and psychometric services to states, school districts and textbook publishers. Visit the company's website at: http://www.tasa.com.

Statements contained in this release that are not historical facts are "forward-looking" statements as contemplated by the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are subject to risks and uncertainties, which are enumerated in the company's annual report on Form 10KSB for Fiscal Year ended October 31, 2003. These risks and uncertainties could cause actual results to differ materially from those projected or implied in the forward-looking statements.